EXHIBIT 99.2

The E.W. Scripps Company

Unaudited Pro Forma Condensed Combined Financial Information

On December 30, 2011, we acquired McGraw-Hill Broadcasting Company, Inc., (“McGraw-Hill”), a wholly-owned subsidiary of The McGraw-Hill Companies, Inc., for $212 million in cash, plus a working capital adjustment estimated at $4.4 million. We financed the transaction with a $212 million bank term loan. The acquisition included four ABC affiliated television stations as well as five Azteca Spanish-language affiliates. The transaction sales price is subject to a final post-closing working capital adjustment.

The following unaudited pro forma condensed combined financial statements reflect the acquisition of McGraw-Hill. The unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2011, and year ended December 31, 2010, give effect to the acquisition as if it had occurred on January 1, 2010.

The unaudited pro forma condensed combined information is based upon the historical consolidated financial statements and notes thereto of the Company and should be read in conjunction with the historical financial statements and the accompanying notes of the Company included in the December 31, 2011 and 2010 Form 10-K, the Company’s Quarterly Report on Form 10-Q for the nine-months ended September 30, 2011, and the accompanying notes to the unaudited pro forma condensed combined financial information.

The pro forma adjustments are based upon currently available information and certain estimates and assumptions, and therefore, the actual results may have differed from the pro forma results. The pro forma information does not include adjustments for efficiencies, cost reductions and synergies expected to result from the acquisition. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transaction as contemplated, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information.

The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been completed at the dates indicated. The information does not necessarily indicate the future operating results or financial position of the Company.

The E.W. Scripps Company

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Nine Months Ended September 30, 2011

	September 30,	September 30,	September 30,		September 30,
(In thousands, except per share data)	Historical	McGraw-Hill (a)	Pro Forma Adjustments		E. W. Scripps Pro Forma
Operating Revenues:
Advertising	$398,050	$54,905	$—		$452,955
Circulation	89,897	—	—		89,897
Other	43,316	11,896	—		55,212

Total operating revenues	531,263	66,801	—		598,064

Costs and Expenses:
Employee compensation and benefits	259,114	35,785	—		294,899
Programs and program licenses	46,131	9,722	—		55,853
Newsprint and press supplies	37,405	—	—		37,405
Other expenses	173,478	22,777	—		196,255
Restructuring costs	6,529	—	—		6,529

Total costs and expenses	522,657	68,284	—		590,941

Depreciation, Amortization, and (Gains) Losses:
Depreciation	29,549	4,322	200	(b)	34,071
Amortization of intangible assets	952	1,742	1,900	(b)	4,594
Impairment of long-lived assets	9,000	—	—		9,000
(Gains) losses, net on disposal of property, plant and equipment	(234)	—	—		(234)

Net depreciation, amortization, and (gains) losses	39,267	6,064	2,100		47,431

Operating loss	(30,661)	(7,547)	(2,100)		(40,308)
Interest expense	(1,167)	—	(7,400	) (c)	(8,567)
Miscellaneous, net	(622)	1,172	—		550

Loss from continuing operations before income taxes	(32,450)	(6,375)	(9,500)		(48,325)
Benefit for income taxes	(10,621)	(2,534)	(3,600	) (d)	(16,755)

Loss from continuing operations	$(21,829)	$(3,841)	$(5,900)		$(31,570)

Loss from continuing operations per share of common stock:
Basic	$(0.38)				$(0.54)
Diluted	$(0.38)				$(0.54)

Weighted average shares outstanding:
Basic	58,071				58,071
Diluted	58,071				58,071

See notes to unaudited Pro Forma condensed combined financial statements.

The E.W. Scripps Company

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Year Ended December 31, 2010

	September 30,	September 30,	September 30,		September 30,
(In thousands, except per share data)	Historical	McGraw-Hill (a)	Pro Forma Adjustments		E. W. Scripps Pro Forma
Operating Revenues:
Advertising	$601,411	$88,111	$—		$689,522
Circulation	121,283	—	—		121,283
Other	54,196	8,589	—		62,785

Total operating revenues	776,890	96,700	—		873,590

Costs and Expenses:
Employee compensation and benefits	347,183	48,494	—		395,677
Programs and program licenses	59,949	9,631	—		69,580
Newsprint and press supplies	47,235	—	—		47,235
Other expenses	232,155	28,708	—		260,863
Restructuring costs	12,678	—	—		12,678

Total costs and expenses	699,200	86,833	—		786,033

Depreciation, Amortization, and (Gains) Losses:
Depreciation	43,517	6,235	(100	) (b)	49,652
Amortization of intangible assets	1,377	2,323	2,500	(b)	6,200
(Gains) losses, net on disposal of property, plant and equipment	1,218	—	—		1,218

Net depreciation, amortization, and (gains) losses	46,112	8,558	2,400		57,070

Operating income	31,578	1,309	(2,400)		30,487
Interest expense	(3,666)	—	(10,600	) (c)	(14,266)
Miscellaneous, net	1,798	1,264	—		3,062

Income from continuing operations before income taxes	29,710	2,573	(13,000)		19,283
Provision for income taxes	840	1,039	(4,900	) (d)	(3,021)

Income from continuing operations, net of tax	$28,870	$1,534	$(8,100)		$22,304

Income from continuing operations per share of common stock:
Basic	$0.45				$0.35
Diluted	$0.45				$0.35

Weighted average shares outstanding:
Basic	56,857				56,857
Diluted	56,998				56,998

See notes to unaudited Pro Forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(in thousands)

1.	Basis of Pro Forma Presentation

Certain amounts in the Company’s prior periods have been reclassified to conform to the current period’s presentation. Specifically certain costs and expenses have been reclassified to have more meaningful historical comparisons.

Pending the finalization of third-party valuation and other items, the following table summarizes the preliminary fair values of the assets acquired and the liabilities assumed:

September 30,
( in thousands )

Assets:
Accounts receivable	$19,485
Other current assets	816
Investments	4,558
Property, plant and equipment	37,837
Intangible assets	130,100
Goodwill	28,591

Total assets acquired	221,387
Current liabilities	5,244

Net purchase price	$216,143

Of the $130 million allocated to intangible assets, $44 million was for FCC licenses, which we have determined to have an indefinite life and therefore will not be amortized. Of the remaining balance $74 million was allocated to television network affiliation relationships with an estimated amortization period of 20 of 25 years. The remaining balance was allocated to advertiser relationships with an estimated amortization period of 7 to 10 years.

The goodwill of $29 million arising from the transaction consists largely of the synergies and economies of scale expected from the acquisition. We allocated all of the goodwill to our television segment. We will treat the transaction as a purchase of assets for income tax purposes, resulting in a step-up in the assets acquired. The goodwill is deductible for income tax purposes.

2.	Pro Forma Assumptions and Adjustments

a.	Certain reclassifications have been made to the presentation of the historical McGraw-Hill Statements of Operations to conform to the presentation used in the unaudited pro forma financial information.

b.	Reflects an adjustment to depreciation and amortization expense resulting from the fair value adjustments to McGraw-Hill’s property, plant and equipment and intangible assets.

c.	Reflects the increase in interest expense and amortization of loan fees from the Company’s assumed outstanding borrowings of $212 million beginning on January 1, 2010. Interest is payable based on LIBOR plus a margin ranging from 3.5% to 4.0%. The rate used for the pro forma adjustment is 4.3% per annum. The effect of a 1/8 percent variance in the interest rate on interest expense is $0.3 million.

d.	Income tax effects of the pro forma adjustments are reflected at the Company’s best estimate of statutory income tax rates.

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